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                                                                     EXHIBIT 2

                             AMENDMENT AGREEMENT


        THIS AMENDMENT AGREEMENT ("Amendment") is entered into as of August 16, 1995, by and among MIDLANTIC CORPORATION ("MC"), a New Jersey corporation having its principal executive office at Metro Park Plaza, P.O. Box 600, Edison, New Jersey 08818, PNC BANK CORP. ("PNC"), a Pennsylvania corporation having its principal executive office at One PNC Plaza, Pittsburgh, Pennsylvania 15265, and PNC BANCORP, INC. ("Bancorp"), a Delaware corporation and a wholly owned subsidiary of PNC, having its registered office at 222 Delaware Avenue, Wilmington, Delaware 19899.

                                  WITNESSETH


        WHEREAS, MC, PNC and Bancorp previously have entered into an Agreement and Plan of Reorganization ("Reorganization Agreement") and an Agreement and Plan of Merger ("Merger Agreement"), each dated as of July 10, 1995; and

        WHEREAS, MC, PNC and Bancorp wish to amend the Reorganization Agreement and the Merger Agreement in certain respects;

        NOW, THEREFORE, MC, PNC and Bancorp agree as follows:

        1. Section 3.1 of the Reorganization Agreement is amended by substituting "2,178,965" for "178,965" and "22,752,023" for "21,602,949" in
clauses (i) and (ii) of the last sentence thereof, respectively.

        2. Paragraph 6 of Article V of the Merger Agreement is hereby amended to read in its entirety as follows:

                6. On the Effective Date, MC's obligations under its Incentive Stock and Stock Option Plan (1986) (the "1986 Plan"), the Midlantic Banks, Inc. Incentive Plan and the Continental Bancorp, Inc. 1982 Stock Option Plan (the "Option Plans") and each stock option granted under the Option Plans and outstanding on the Effective Date (an "MC Option") shall be treated as follows:

                        (i) Each MC Option granted to any person who is, on the
                 date MC's shareholders approve the Merger, subject to the reporting



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                 requirements of Section 16(a) of the Securities
                 Exchange Act of 1934, as amended, with respect to equity securities of MC (an "Insider") shall, as to the portion of the MC option that is then exercisable under the Option Plans (in the case of MC Options granted under the 1986 Plan, determined by giving effect to the acceleration provisions of
                 Section 4(d)(ii) of the 1986 Plan but without regard to the acceleration provisions of Section 4(d)(i) of the 1986 Plan) (a "Vested MC Option") be assumed by PNC and each such option shall become an option (a "PNC Option") that entitles such Insider to receive, upon payment of the exercise price, 2.05 shares of PNC Common Stock for each share of MC Common Stock covered by the Vested MC Option. Each such PNC Option shall be subject to the same terms and conditions as were applicable to the Vested MC Option, except that immediately following the Effective Date, the PNC Option shall be cancelled in exchange for the number of shares of PNC Common Stock having an aggregate "fair market value" equal to the product of (1) the number of shares of PNC Common Stock subject to such PNC Option and (2) the excess, if any, of the fair market value of a share of PNC Common Stock on the Effective Date over the exercise price of the PNC Option.


                        (ii) The portion of each MC Option held by an Insider
                 that is not a Vested MC Option shall automatically become exercisable in accordance with Section 4(d) of the 1986 Plan and shall be cancelled on the Effective Date if not theretofore exercised.

                        (iii) Each MC Option held by any person who is not an
                 Insider shall be cancelled at the Effective Date and PNC shall deliver to the holder of each such option, in respect thereof, the number of shares of PNC Common Stock having an aggregate fair market value equal to the product of (1) the number of shares of MC Common Stock subject to such option and (2) the excess, if any, of the fair market value of a share of MC Common Stock on the Effective Date over the exercise price of such option.




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                 For purposes of this Paragraph 6, (1) "fair market
                 value" with respect to a share of MC Common Stock shall have the meaning assigned to such term in the Option Plan under which the related MC Option was granted and (2) "fair market value" with respect to a share of PNC Common Stock shall have the meaning ascribed to the term "market value" in Paragraph 7 of this Article.

        3. From the date hereof, this Amendment shall be read and construed along with the Reorganization Agreement and the Merger Agreement and such agreements shall, along with all the terms, covenants and conditions thereof, be and continue to be in full force and effect, save as hereby amended.

        4. This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania applicable to agreements made and entirely to be performed within such jurisdiction, except to the extent federal law may be applicable.

        5. This Amendment may be executed in any number of counterparts, each of which shall constitute an original and all of which when taken together shall constitute one instrument.


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        IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Amendment to be executed in counterparts by their duly authorized officers thereunto duly authorized, all as of the day and year first above written.


PNC BANK CORP.

By /s/ WALTER E. GREGG, JR.
   ----------------------------
       Walter E. Gregg, Jr.
       Executive Vice President


PNC BANCORP, INC.

By /s/ WALTER E. GREGG, JR.
   ----------------------------
       Walter E. Gregg, Jr.
       Executive Vice President


MIDLANTIC CORPORATION

By /s/ HOWARD I. ATKINS
   ----------------------------
       Howard I. Atkins
       Executive Vice President and
       Chief Financial Officer